Exhibit 10.26

EXECUTION VERSION

July 1, 2021

Personal and Confidential

Thomas F. Shannon

Re:	Transaction Bonus

Dear Tom:

In consideration of the services provided by you to Bowlero Corp. (the “Company”), the Company agrees to pay you a transaction bonus of $28,456,250 (the “Transaction Bonus”) in connection with the Closing of the Transactions (as each term is defined in the Business Combination Agreement dated as of the date hereof by and between Isos Acquisition Corporation and the Company (the “BCA”)).

Any Transaction Bonus shall be paid in accordance with the paragraph below upon the date of the Closing of the Transactions. Notwithstanding the foregoing, in the event that your employment is terminated by the Company for Cause or you resign without Good Reason, in each case as such terms are defined in the Employment Agreement between you and the Company, dated June 6, 2017, you will not be eligible to receive the Transaction Bonus and this agreement shall be of no further force and effect.

Fifty percent (50%) of the Transaction Bonus shall be paid in cash, and the remaining fifty percent (50%) of the Transaction Bonus shall be paid in the form of a number of shares of fully vested Surviving Company Class B Common Stock (as defined in the BCA) equal in value to (x) $14,228,125, divided by (y) $10.

The delivery of the payment of any portion of the Transaction Bonus shall be subject to satisfaction of all applicable withholding requirements; provided, that the Company will permit any such applicable withholding to first be satisfied from the portion of the Transaction Bonus payable in cash.

This letter agreement cannot be amended without the written consent of both you and the Company.

Please indicate your agreement with the terms and conditions set forth in this agreement by signing the agreement and returning it to the Company by email to                   .

Accepted and Agreed:

/s/ Thomas F. Shannon
Thomas F. Shannon

Dated: July 1, 2021